Exhibit 99.1

Healthpeak Properties Extends Its $3 Billion Revolving Credit Facility

DENVER--(BUSINESS WIRE)-- Healthpeak Properties, Inc. (NYSE: DOC), a leading owner, operator, and developer of real estate for healthcare discovery and delivery, announced today that its operating partnership has amended and extended its $3 billion revolving credit facility (“Credit Facility”), as well as made conforming amendments to its outstanding term loans in connection with the Credit Facility.

“We appreciate the strong support of our lender group who offered to provide over $5 billion of total commitments for this transaction. This successful transaction is a testament to the strength of our balance sheet, and more importantly, supports Healthpeak’s growth initiatives and ongoing commitment to create long-term value for our shareholders,” said Peter Scott, Chief Financial Officer.

The Credit Facility will initially mature in January 2029 and can be extended pursuant to two six-month extension options, subject to certain conditions. Based on Healthpeak’s current credit ratings, the Credit Facility bears interest at a rate per annum equal to SOFR plus 77.5 basis points, and carries a facility fee on the entire revolving commitment of 15 basis points per annum.

The Credit Facility was arranged by BofA Securities, Inc., JPMorgan Chase Bank, N.A., and Wells Fargo Securities, LLC. Bank of America, N.A. is serving as the Administrative Agent, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association acted as Co-Syndication Agents for the Credit Facility. Bank of America, N.A. and Credit Agricole Corporate and Investment Bank are serving as Structuring Sustainability Agents.

ABOUT HEALTHPEAK PROPERTIES

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns, operates and develops high-quality real estate focused on healthcare discovery and delivery. For more information regarding Healthpeak, visit www.healthpeak.com.

Andrew Johns, CFA

Senior Vice President – Investor Relations

720-428-5400